Spirit Airlines Reports December 2015 Traffic

MIRAMAR, Fla., (January 11, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for December 2015.

Traffic (revenue passenger miles) in December 2015 increased 26.0 percent versus December 2014 on a capacity (available seat miles) increase of 30.3 percent. Load factor for December 2015 was 83.3 percent, a decrease of 2.8 percentage points compared to December 2014. Spirit's preliminary systemwide completion factor for December 2015 was 98.4 percent.
The following table summarizes Spirit's traffic results for December and year-to-date 2015, compared to prior year periods.

	December 2015	December 2014	Change
Revenue passenger miles (RPMs) (000)	1,657,875	1,316,275	26.0%
Available seat miles (ASMs) (000)	1,991,092	1,528,382	30.3%
Load factor	83.3%	86.1%	(2.8) pts
Passenger flight segments	1,621,169	1,308,275	23.9%
Average stage length (miles)	1,008	994	1.4%
Total departures	11,612	9,382	23.8%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	17,995,311	14,159,860	27.1%
Available seat miles (ASMs) (000)	21,246,156	16,340,142	30.0%
Load factor	84.7%	86.7%	(2.0) pts
Passenger flight segments	17,921,419	14,293,703	25.4%
Average stage length (miles)	987	980	0.7%
Total departures	128,902	102,594	25.6%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 375 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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